                                                                    Exhibit 99.2

[SUPERCONDUCTOR TECHNOLOGIES LOGO]

             SUPERCONDUCTOR TECHNOLOGIES INC. COMPLETES MERGER WITH
               CONDUCTUS AND CLOSES $20 MILLION PRIVATE PLACEMENT

SANTA BARBARA, CA - DECEMBER 23, 2002: Superconductor Technologies Inc. (Nasdaq: SCON) ("STI") the global leader in high-temperature superconducting
(HTS) products for wireless voice and data applications, announced today it has completed the merger with Conductus, Inc. (Nasdaq: CDTS) and concurrently closed a related $20 million equity private placement that was contingent on the merger. STI issued 21,096,954 shares OF common stock to the investors in the private placement at a purchase price of 0.95 per share. STI also issued 5-year warrants to the investors for the purchase of an additional 5,274,240 shares of common stock at an exercise price of $1.19 per share. After giving effect to the merger and the financing, STI estimates 59,823,553 shares of common stock outstanding and 15,504,417 shares reserved for options and warrants.

The securities sold in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements of the Securities Act. STI has agreed to file a registration statement covering public resales of the common stock issued at the closing and the common stock issuable in the future upon exercise of the warrants.

ABOUT SUPERCONDUCTOR TECHNOLOGIES INC.

Superconductor Technologies Inc., headquarter in Santa Barbara, CA, is the global leader in developing, manufacturing, and marketing superconducting products for wireless networks. STI'S SuperLink(TM) solutions are proven to increase capacity utilization, lower dropped and blocked calls, extend coverage, and enable higher wireless transmission data rates. SuperFilter(R), the company's flagship product in the SuperLink RX product line, incorporates patented high-temperature superconductor (HTS) technology to create a cryogenic receiver front-end (CRFE) used by wireless operators to enhance network performance while reducing capital and operating costs.

More than 1,700 SuperFilter Systems have been deployed worldwide, logging in excess of 20 million hours of cumulative operation. In 2002, STI was named one of Deloitte & Touche's prestigious "Technology Fast 50" companies for the Los Angeles area, a ranking of the 50 fastest-growing technology companies in the area.

SuperFilter and SuperLink are trademarks or registered trademarks of Superconductor Technologies Inc. in the United States and in other countries. For information about STI, please visit www.suptech.com.

COMPANY CONTACT:                        INVESTOR RELATIONS CONTACT:
Martin McDermut                         Lippert/Heilshorn & Associates
Senior Vice President,                  Lillian Armstrong, Moriah Shilton
Chief Financial Officer                 Email: lillian@Ihai-sf.com
Email: mmcdermut@suptech.com            (415) 433-3777
(805) 690-4500